EXHIBIT 99.2

HUIDONG DRILLING PROGRESS UPDATE - DINGJIAPING TARGET AREA
AHEAD OF SCHEDULE

Las Vegas, Nevada – August 29, 2006 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide a drilling progress update at the Company’s Huidong property.

Drilling in the Dingjiaping target area is being carried out using a Longyear LF-90 drill rig. This machine is performing extremely well, averaging 35 to 40 meters per day, ahead of the planned schedule.

Drilling progress to 23 August in both the Huidong East and Dingjiaping target areas is summarized in the table below:

	Drilled to date (meters)	Holes Completed	Holes in Progress
DINGJIAPING	896.1	2	1
HUIDONG EAST	629.85	2	2
TOTAL	1525.95	4	3

Drilling in the Huidong East target area is being carried out with two Chinese built XY-2 drill rigs. Progress of these two rigs has been unexpectedly slow due to equipment problems and logistical issues such as water supply to the drill rigs. Company management is evaluating how it can speed up the drilling at Huidong East.

Company management expects to receive assay results from these first 4 completed holes at Huidong during September.

Dingjiaping Target Area

Drilling at the Dingjiaping target area began on the 25th July, 2006. Drilling is being carried out using a Longyear LF-90 drill rig. Progress to date has been excellent with an average of 35-40 meters per day being drilled.

Recent rock analysis results from sampling of road cuts at Dingjiaping have returned highly encouraging concentrations of gold in rocks.  Recently received rock sample analysis results from the road cuts at Dingjiaping have returned 1.38 g/tonne, 2.63 g/tone, 2.73 g/tonne, 7.94 g/tonne, 8.81 g/tonne, 10.20 g/tonne, and 19.50 g/tonne gold in surface road cut samples.  Gold is clearly present in significant concentrations in rocks exposed by the road-building program, and the identified high-gold locations are being included in near-term drill test planning.

A comprehensive report including diagrams can be accessed after 10am Pacific Standard Time by clicking on the “Latest Exploration Update” button in the “Huidong Gold Project” section of the www.magnusresources.com homepage.

Figure 1 of this report shows the currently planned and approved drill targets at Huidong, with drill locations specified at Huidong East and Dingjiaping.  Drill targets have been modified recently to accommodate information from ongoing mapping and sampling programs.  The current program is an initial drill testing program which management believes will lead to improved understanding of the mineralized systems already observed at Huidong, and with persistence, could lead to a significant discovery in this very favorable exploration terrain.

A number of drill targets are set for testing at Dingjiaping. Targets are based on careful geologic mapping, proximity to known gold-bearing artisan tunnels, very strong surface soil gold geochemistry in this target area, and high concentrations of gold in rock samples.

In general, a series of North-South and East–West fault zones and shear zones traverse the Dingjiaping area.  Sites where these two sets of mineralized structural zones intersect are met by other mapped faults and shears are considered especially favorable for large gold deposit systems, and will be tested in the planned drilling program.

Selection of Geological Targets for the First Stage of Drilling at Dingjiaping - July 2006

Nine specific targets (faults F1 to F6 and zones Z1 to Z3) are scheduled to be tested by 10 drill-holes (DJP-1 to DJP-10) in the first stage of drilling at Dingjiaping.  These drilling targets are proposed based on geology, soil geochemical anomalies and assay results of rocks exposed on road-cuts and abandoned mining tunnels.

Completed Dingjiaping Drill Holes

Both holes completed to date have intersected zones of strongly silicified, sericitic quartz phyllite with up to 5% sulphides in veins and as disseminations. This type of alteration is considered significant and potentially mineralized. Sulphides are dominated by pyrite with some zones exhibiting common pyrrhotite and chalcopyrite.

Hole DJP-1-06 has intersected a sequence of carbonaceous to quartz-sericite phyllites containing varying amounts of quartz and carbonate veining. Sulphides are dominated by pyrite and vary in intensity to +5% within the choritic sericite-quartz phyllite. The sequence is highly silicified.

A broad zone (240-399m) of chloritic to sericitic quartz phyllite has been intersected. Alteration can be intense at times with sulphides locally to greater than 5% dominated by pyrite, with locally dominant pyrrhotite and some chalcopyrite. Several shear and fault zones have been intersected.

Hole DJP-2-06 has intersected a sequence of phyllites ranging from black and carbonaceous to argillic sandy to well layered sericite quartz phyllites. Pyrite content varies locally to 5%. Quartz carbonate veining is common and varies through the sequence. Several fault zones have been intersected with a structural breccia unit intersected from 337-354 metres thought to represent a major structural and lithological break. A diabase dyke has also been intersected.

A broad zone (260.8-308.25m) of chloritic quartz-sericite phyllite containing moderate quartz-carbonate veining and local pyrite to +5% has been intersected.

Sampling and analysis of both drill holes is in process.

Huidong East

Drilling at the Huidong East Target commenced in late June. Two drill rigs are currently operating on the property at the Huidong East (Laoshuijing) target where they are drilling holes LSJ-6-06 and LSJ-8-06.

Drilling in the Huidong East target area is being carried out with two Chinese built XY-2 drill rigs. Progress of these rigs has been slow, averaging as little as 5 meters per day, due to equipment problems and logistical issues, such as water supply to the drill rigs.

Hole targeting is based on integrated geophysical and structural (from surface mapping) targets within a coherent and significant soil geochemical anomaly.

Completed drill holes LSJ-1-06 and LSJ-7-06 were drilled to depths of 190.9 and 236.95 meters respectively. Hole LSJ-7-06 intersected significant silica-carbonate alteration. Drill cores have been logged and sampled – results are awaited.

Holes LSJ-6-06 and LSJ-8-06 are currently being drilled and are at depths of 51.0 and 135.0 meters respectively as of 23 August 2006.

There is a large surface anomaly feature to drill test at Huidong East, and we are still in the very early stages of drill testing the targets at Huidong East.  What the Magnus team learns from drill intercepts of geophysical features and geologic targets in this early stage of drilling will guide the ongoing drilling and exploration program.

Huidong Exploration Progress – General

The Huidong Concession comprises a large area of over 83 square km.  A significant amount of work in the form of regional geochemistry, reconnaissance geophysics, detailed mapping and rock sampling, and extensive road building has been completed during the past 21 months by the combined Magnus and Brigade 209 exploration team.  The exploration team at Huidong has located what the Company believes to be significant, discrete sites of concentrated gold at surface where geologic and geophysical studies have confirmed there are drill targets at depth.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.